Exhibit 10.28

AGREEMENT FOR THE PROVISION

OF

PROFESSIONAL SERVICES

Between

GEOVIC CAMEROON P.L.C.

and

LYCOPODIUM MINERALS PTY LTD

CONTRACT NO.

(5-1637)

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT is made the 2nd day of December, 2009

BETWEEN

GEOVIC CAMEROON, P.L.C., a company having its office at BP 11555, Yaounde, Cameroon ('the Principal').

AND

LYCOPODIUM MINERALS PTY LTD (ABN 34 055 880 209) a company having its office at Level 5, 1 Adeiaide Terrace, East Perth, Western Australia, 6004 ('the Engineer');

WHEREAS,

A.	The Principal is desirous of having the Services carried out by the Engineer, the details of which are more particularly described in the Contract.

B.	The Engineer has represented to the Principal that it has significant knowiedge and experience in carrying out the Services.

C.	The Principal has accepted the proposal of the Engineer subject to the conditions herein contained and the parties now desire to evidence their agreement.

NOW THIS AGREEMENT WITNESSES and the parties hereto mutually agree as follows:

1.0	INTERPRETATION AND DEFINITIONS

1.1 Interpretation

In this Contract, uniess the contrary intention appears:

(a)	references to persons include natural persons, partnerships, joint ventures, unincorporated associations, corporations, or government or statutory bodies or authorities;

(b)	words indicating the singular number inciude the plurai number and vice versa;

(c)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(d)	headings are for reference only and do not form part of this Contract; and

(e)	the words "inciude", "includes" and "including" are a reference to "inciuding, but not limited to".

           1.2     Definitions

            In this Contract the following expressions shall have the following meanings:

Lycopodium Minerals Ply Ltd

     "Business Day" means a day other than a Saturday, Sunday or day on which banks in Denver, Colorado are authorized or required to be closed.

     "Commencement Date" means (December 2, 2009) or such other date as the parties may agree in writing for the Services to begin.

     "Completion Date" means (December 31, 2010) or such other date as the parties may agree in writing for the Services to complete.

"Confidential information" means:

(a)

all information and data received by the Engineer as a result of performing the Services and includes specifications, drawings, designs, trade secrets, plans, know-how and ideas which has been marked or otherwise identified by the Principal as confidential or is otherwise of a nature or quality where a reasonable person in the Engineer's position would consider it to be confidential; but

(b)

does not include information and data that (a) was known by the Engineer without confidentiality restrictions at the time of its receipt from the Principal or a third party; (b) was or becomes available to the public other than as a result of a breach of the terms of this Agreement; or (c) was or becomes available to the Engineer on a non-confidential basis and other than in connection with the Principal's disclosure pursuant to this Agreement from a source that was not, to the Engineer's knowledge, prohibited from disclosing such information to the Engineer.

      "Consequential Loss" means any indirect, or consequential loss, liability or damage including: loss of use of property; business interruption, loss of actual or anticipated revenue, income or profits or any other form of economic loss; and special damages, howsoever arising.

      "Contract" means the agreement between the parties recorded herein, together with the Annexures and Schedules attached hereto and all other documents incorporated by express reference or by necessary implication.

      "Engineer's Background IP" means all Intellectual Property of the Engineer which is in existence at the date of this Contract or comes into existence after the date of this Contract otherwise than as a direct resull of the performance of the Services or the performance of other work on behalf of the Principal or its affiliates.

      "Force Majeure" means any cause beyond the control of the party affected which that party could not reasonably have foreseen and guarded against, including acts of God, fires, riots, civil commotion or civil unrest, incendiarism, interference by civil or military authorities or act of war (deciared or undeclared), provided that insufficiency of, or inability to use funds for any reason cannot constitute a force majeure event.

      "Intellectual Property" includes the protected rights existing anywhere in the world attaching to inventions, patents, registered designs, trade marks, trade secrets, copyright, circuit layouts, drawings, designs and proprietary know-how, processes and techniques.

"Month"means one calendar month.

     "Services" means the whole of the work required to be executed by the Engineer in accordance with this Contract.

Lycopodium Minerals Ply Ltd

      "Services IP" means all Intellectual Property created as a direct result of the performance of the Services under this Contract.

2.0	TERM

The Contract commences on the Commencement Date and ends on the Completion Date.

3.0	AGREEMENT TO PERFORM SERVICES

The Engineer agrees to:

(a) perform the Services for the Principal in accordance with the terms and conditions of this Contract;

(b) compiy with all reasonable directions given to the Engineer by the Principal from time to time; and

(c)

perform the Services (1) in a manner consistent with the high level of skill and care ordinarily exercised by international engineering firms who specialize in the Services called for under this Contract and, (2) which would be expected if the Services are to be performed in a manner consistent with all applicable rules, laws, regulations and statutes and the objectives of safety, reliability, environmental protection. economy and expediency.

4.0	SCOPE OF SERVICES

The scope of Services and the specific items of work that are to be performed by the Engineer are set out in Schedule 1. The Engineer shall provide the services and all relevant work product in useable electronic formats including but not limited to AutoCad, MS Word. PDF and/or MS Excel. Engineer shall provide weekly reports summarizing its progress on the Services and its costs and charges to date for the Services in form satisfactory to Principal.

5.0	PRICE SCHEDULE

5.1

In consideration of the performance of the Services by the Engineer in accordance with the terms and conditions of this Contract. the Principal agrees to pay the Engineer in accordance with Clause 6.0.

5.2

The Engineer is entitled to charge the Principal the fees. any government taxes levied on those fees (including any withholding, consumption, value added or goods and services taxes), charges and imposts. as defined in Schedule 2. All discounts, concessions and rebates inuring to the benefit of Principai shall be for the account of Principal.

5.3	The fees for each payment due the Engineer under this Contract will be paid in Australian Dollars.

5.4	Should the Principal dispute any part of any invoice, that part of the invoice not in dispute shall be paid within the period prescribed in Clause 6.2.

5.5	Engineer agrees not to increase its billing rates for the Services until after delivery of the Bankable Feasibility Study referenced in Schedule 1.

Lycopodium Minerals Ply Ltd

6.0	PAYMENT

	6.1	Invoices

Within fourteen (14) days after the end of each Month, the Engineer shall submit to the Principal its invoice for payment.

	6.2	Payment

Any amount payable by the Principal to the Engineer pursuant to this Clause 6.0 shall be paid within thirty (30) days from date of the invoice subject always to any rights under this Contract which the Principal may have to withhold or deduct payment from the Engineer.

7.0	VARIATIONS

	7.1	Requests

The Principal may at any time and from time to time by notice in writing to the Engineer, request a variation to the Services either by way of an increase or decrease in the Services or by way of changes in the character or quaiily of material or equipment used in providing the Services provided that such variation shall not have the effect of materially changing or altering the quantity, nature or character of the Services.

	7.2	Format

No variation to the Services pursuant to Clause 7.1 shall be permitted either by the Principal or by the Engineer until the terms have been reduced to writing and agreed between the parties. Engineer shall keep a current log of all agreed-to variations which shall be available to Principal upon request.

	7.3	Incorporation

Any variation to the Services agreed between the Engineer and the Principal in accordance with Clause 7.2 shall be deemed to be part of the Services.

	7.4	Pricing

The price of a variation shall be determined by agreement between the parties taking into account the fees specified in Schedule 2.

8.0	EARLY TERMINATION

	8.1	The Principal may terminate this Contract at any time prior to the Completion Date by giving to the Engineer one (1) month written notice of its intention to terminate.

8.2

In the event of such early termination, the Principal's liability to the Engineer shall not exceed the amount owing under this Contract for the Services performed up to the date of termination, together with the Engineer's reasonable demobilisation costs and any other direct, out-of-pocket costs or expenses incurred as a direct result of performing the Services for which the Engineer remains liable. If requested by the Principal the Engineer shall supply reasonable evidence to support the amounts claimed for such costs and expenses.

Lycopodium Minerals Ply Ltd

9.0	CONFIDENTIALITY

	9.1	Scope

The Engineer agrees to use Confidential Information solely for the purpose of performing the Services and for no other purpose. Except where required by law, the Engineer shall keep secret and confidential and shall not disclose to any third party without the prior written consent of the Principal, any Confidential Information and shall take or cause to be taken such reasonable precaution as may be necessary to maintain secrecy and confidentiality and prevent disclosure, including obtaining confidentiality agreements from its employees and agents.

	9.2	Publicity

Except where required by law, the Engineer shall not advertise, publish or release information to the public concerning this Contract, the Services or the operations of the Principal without prior written consent of the Principal.

	9.3	Records

Principal shall have access to all Service-related work product upon request during the term of this Contract, excluding Engineers Background IP. Principal shall also have reasonable access to billing and expense records and timesheets concerning Engineer's costs and charges for the Services upon written request. On completion of the Services or termination of the Contract, the Engineer shall promptly return to the Principal all documents including specifications, drawings, designs and plans provided to the Engineer by the Principal during the term, and all relevant Service-related work product including, but not limited to Service IP. Without in any way limiting the operation of the foregoing provisions of this Clause 9.0, the Engineer may retain one (1) record set of any such documents.

The Engineer shall provide the Deliverables in useable electronic formats including but not limited to AutoCad, MS Word, PDF and/or MS Excel.

If the Engineer provides any Deliverable in an editable electronic format:

(a) the Engineer may make necessary modifications to the extent it is reasonably necessary in order to protect the Engineer's Background IP; and

(b)

the Principal shall indemnify and hold harmless the Engineer against any loss, damage, claims, demands, proceedings, costs, charges and expense whatsoever to the extent arising from any non-Engineer approved amendments made by the Principal or on the Principal's behalf to any such documents.

Any variation to the Services agreed beteen the Engineer and the Principal in accordance with Clause 7.2 shall be deemed to be part of the Services.

	9.4	Maintenance of Confidentiality

The Engineer shall ensure that each of its employees and all subcontractors and their employees and agents do not divulge or use for their own purposes any Confidential Information.

10.0	INTELLECTUAL PROPERTY

	10.1	The parties acknowledge that the Engineer remains the owner of all Engineer Background IP.

Lycopodium Minerals Ply Ltd

10.2

The Engineer grants to the Principal a non-exclusive, royalty free, irrevocable licence to use Engineer Background IP, which is incorporated into the Services IP, to the extent necessary to enable the Principal to exercise its rights in the Services IP.

	10.3	All Services IP and other Services-related work product shall be vested in and shall be the sale property of the Principal as and when created.

	10.4	The Principal grants to the Engineer a non-exclusive, non-transferable, revocable licence to use the Services IP for the sale purpose of performing the Services.

	10.5	The Engineer acknowledges that it owns or is licensed to use Intellectual Property that the Engineer incorporates into the Services.

11.0	INDEMNITY

Subject to clause 13.0 the Engineer shall indemnify and keep indemnified and also defend, protect and hold harmless the Principal and its directors, officers, employees, consultants and agents other than the Engineer against any loss, damage, claims, demands, proceedings, costs, charges and expense whatsoever in respect to personal injury (which expression shall include illness and disability) to, or death of all persons including the Engineer's own employees and in respect of loss or damage to all property real or personal (Including but not limited to the property of the Principal) to the extent arising out of any negiect, act or omission of the Engineer or out of any default of the Engineer in the execution of the Services or obligations under this Contract.

12.0	INSURANCE

12.1 Required Insurances

The Engineer shall procure prior to commencing the performance of the Services and maintain until the Services are completed (other than in the case of professional indemnity Insurance. which shall be maintained for six (6) years after the Services are completed) and shall use its best endeavors to ensure that any, as applicable, authorised subcontractor procures and maintains the following insurance coverage:

(a)

Workers compensation and occupational disease insurance to cover statutory and common law claims and liabilities arising out of work related injuries or incapacities, with limits as required by any and all applicable statutes.

(b)

Commercial general liability (public liability) insurance covering personal injury, bodily injury and property damage arising from operations and premises involved in the services, with a combined single limit of liability not less than A$2,000,000 per occurrence, including:

●	Broad form property damage coverage;
●	Products and completed operations liability coverage; and
●	Waiver of Subrogation endorsement in favour of the Geovic.

(c) Professional indemnity insurance with a sum insured of A$5,000,000 per occurrence and in the aggregate.

Lycopodium Minerals Ply Ltd

(d)

Insurance in respect of any motor vehicle used in performing the Services (including third party, personal injury and property damage insurance) with limits subject to the reasonable approval of Principal, including but not limited to:

● Coverage for all owned, leased, non-owned and hired licensed vehicles used in connection with the Services provided, with combined bodily injury and property damage liability limits of not less than A$2,000,000; and

	12.2	Insurance Coverage

Insurance coverage shall be effected with Insurers approved by the Principal (which approval shall not be unreasonably withheld) and the Engineer shall provide the Principal with copies of certificates of currency for all such insurance policies upon request by the Principal. All insurance to be provided under this Clause 12 shall be primary with respect to any other similar insurance available to Principal. Engineer shall disclose to Principal any of the coverages that are Claims Made prior to the Commencement Date. Any losses, whether or not covered by the insurance described in this Clause 12 or within the deductible of such insurance, will be the responsibility of the Engineer. If the insurance coverage is not procured or maintained as required by Clause 12.0 then the Principal may:

		(a)	terminate this Contract forthwith by written notice to the Engineer; or

		(b)	procure such coverage and deduct the cost of any premium from the fees payable to the Engineer under Clause 6.0.

Engineer and its subcontractors are solely responsible for, and must therefore provide, their own insurance coverage with respect to any and all tools, equipment and temporary buildings that are owned by them. Principal is not responsible for insuring against loss or damage to the Engineer's or its subcontractors' tools, equipment and temporary buildings.

13.0	LIMITATION OF LIABILITY

13.1

For a period of 12 months after the Completion Date, the Principal may, by notice to the Engineer, call upon the Engineer to provide professional services free of charge for completing any rectification of any omission or defect with regard to the Services. The notice shall identify the omission or defect and state the date by which the rectification work is to be completed. Where rectification work is to be carried out it shall be done at times and in a manner which causes as little inconvenience to the Principal and its client, as the case may be, as is reasonably possible.

13.2

Costs associated with any contractors' or manufacturers' mobilisation, equipment, material, labour, accommodation and all other items and like things necessary to reclify the Engineer's omission or defect referred to in Clause 13.1 shall be to the Principal's account.

13.3

Notwithstanding any clause to the contrary, the Engineers total aggregate liability to the Principal for all mailers, if any, which may arise out of or in connection with the Services or dealings between the parties in connection with this Contract whether in contract, including quasi-contract; in tort for negligence or otherwise; or otherwise at law (including statute) or in equity, shall be limited (and the Principal releases the Engineer of any liability extending beyond those limits):

(a)

in respect of corrective action taken by the Engineer under the provisions of Clause 13.1, to the provision of professional services to a maximum amount of fifteen percent (15%) of the total aggregate amount of the Engineer's fees payable under this Contract, but such limit shall be reduced to the extent sums have already been incurred under Clause 13.3(b) below; and

Lycopodium Minerals Ply Ltd

(b)

in respect of liability under clause 22 with respect to Key Persons, to a maximum amount of fifteen percent (15%) of the total aggregate amount of the Engineer's fees payable under this Contract, but such limit shall be reduced to the extent sums have already been incurred under Clause 13.3(a) above;

(c)	in respect of claims for which the Engineer is indemnified under the Public liability insurance policy provided by the Engineer pursuant to Clause 12.1(b), to a maximum of A$10,000,000;

(d)	in respect of claims for which the Engineer is indemnified under the Professional Indemnity insurance policy provided by the Engineer pursuant to Clause 12.1(c), to a maximum of A$10,000,000 and

(e)

in respect of claims for which the Engineer would be entitled to indemnity under any other insurance policy provided by the Engineer pursuant to Clause 12.1, to the limit of indemnity under that policy. Notwithstanding anything in this Contract expressed or implied to the contrary, neither of the parties hereto shall be liable to the other for any Consequential Loss whatsoever or howsoever arising.

14.0	SUSPENSION

	14.1	Suspension of obligations

The Principal may at any time suspend the performance of the Services or any part thereof, by providing a written notice to the Engineer. The Engineer shall be entitled to reasonable demobilisation costs and any other direct, out-of-pocket costs or expenses incurred as a direct result of such suspension. If requested by the Principal the Engineer shall supply reasonable evidence to support the amounts claimed for such costs and expenses.

	14.2	Recommencement of obligations

If the Services are suspended under Clause 14.1, then the Principal may subsequently at any time resume the performance of the Services or any part thereof, by providing a written notice to the Engineer. Upon receiving such notice the Engineer shall recommence performance of the Services as soon as reasonably possible.

15.0	FORCE MAJEURE

If either party is unable at any time whether wholly or in part by reason of Force Majeure to carry out all or any of its obligations under this Contract, that party shall give to the other prompt written notice to that effect, giving full particulars of such Force Majeure as is claimed to exist and to have occurred and thereupon the obligations under this Contract of the party giving that notice shall, to the extent that they are affected by such Force Majeure, be suspended during but not longer than the continuance of the Force Majeure. The party so claiming Force Majeure shall immediately take all reasonable steps within its power to remove or overcome the effects of that Force Majeure.

16.0	DEFAULT BY THE ENGINEER

	16.1	Conditions of Default

Subject to Clause 14.0, if the Engineer at any time:

(a) fails to carry out the Services with due diligence to the reasonable satisfaction of the Principal;

Lycopodium Minerals Ply Ltd

(b) defaults in the performance or observance of any obligation contained in this Contract;

(c) refuses or neglects to carry out any reasonable instruction which the Principal is entitled to give;

(d)

gives or offers any substantial gift, whether by way of monies, goods or otherwise to any employee of the Principal, or if any employee of the Principal has an undisclosed substantial interest in the Engineer's business of which the Engineer is aware and the existence of which the Engineer fails to disclose to the Principal, then the Principal may give the Engineer notice in writing (not to be given unreasonably) specifying the default and requiring the Engineer to remedy the same at the Engineer's expense.

	16.2	Failure to Rectify

If within fourteen (14) days after notice under Clause 16.1 is given the Engineer fails to provide adequate assurance that the default will be rectified and the Services satisfactorily proceeded with and completed, or to show just cause why the Principal should not exercise its power contained in this clause, then the Principal (without prejudice to any other rights that it may have under this Contract or otherwise) may exercise all or any of the following powers:

(a) Suspend payment for Services rendered from the date of the notice given under Clause 16.1 until the default has been remedied, or until an election is made under Clause 16.2(b) or Clause 16.2(c).

(b) Take all or any part of the Services remaining to be completed out of the hands of the Engineer or any other person in whose hands or possession the Services or any part may be.

(c) Terminate this Contract

If the Principal takes action under Clause 16.2(b), the Engineer shall not be entitled to any further payment over and above those payments due in respect of Services rendered up to the time the Services are taken, less all reasonable costs and expenses reasonably and necessarily incurred by the Principal as a direct result of the Engineer's default.

17.0	SUBCONTRACTORS

	17.1	Approval

The Engineer shall not subcontract any part of the Services without the prior written consent of the Principal, which consent the Principal shall not unreasonably withhold.

	17.2	Obligations

In no case shall the Principal's consent to any subcontract relieve the Engineer of any of its obligations and liabilities under this Contract in respect of its performance and the timing of its performance of the Services.

	17.3	Liability

Notwithstanding the consent of the Principal to a subcontract, the Engineer shall be liable to the Principal for the acts and omissions of any subcontractor or any employee or agent of any subcontractor, being performed in relation to the Services, as if such were the acts or omissions of the Engineer or the employees or agents of the Engineer.

Lycopodium Minerals Ply Ltd

18.0	COMPLIANCE WITH STATUTORY REQUIREMENTS

The Engineer shall comply with the requirements of applicable laws, rules, regulations and statutes, including but not limited to, all Acts of Parliament in the State of Western Australia as amended from time to time and with the requirements of alt ordinances, regulations, bylaws, orders and proclamations made or issued thereunder and with the lawful requirements of public, municipal and other authorities in any way affecting or applicable to the Services.

The Engineer shall give all notices necessary to comply with Clause 18.0.

19.0	NOTICES

All notices and enquiries by the Principal relating in any way to this Contract and the Services shall be directed by the Principal to the Engineer as follows:

Robert Osmetli Lycopodium Minerals Pty Ltd Level 5, 1 Adelaide Terrace EAST PERTH WA 6004 Telephone: +61 (0)862105222 Facsimile: +61 (0)86210520 Email: bob.osmetti@lycopodium.com.au

All notices and invoices from and enquiries by the Engineer relating in any way to this Contract and the Services shall be directed by the Engineer to the Principal as follows:

David Beling Geovic Cameroon PLC 742 Horizon Court, Suite 300A Grand Junction, CO 81506 Telephone: (970) 256-9681 Facsimile: (970) 256-9241 Email: dbeling@geovic.net

Contract notices oniy shall also be directed by the Engineer to the Principal as follows:

Geovic Cameroon, PLC P.O. Box 11555 Yaounde, Cameroon Attention: Managing Director Telephone: 237-33014642 237-2221-4518 Facsimile: 237-2221 1802 E-mail: rhowe@geoviccameroon.com

The parties will not be under any obligation to review, respond or act upon any email communication not addressed as specified above.

Lycopodium Minerals Ply Ltd

20.0	DISPUTE RESOLUTION

Disputes, questions or difference of opinions ("Disputes") arising out of this Contract shall be resolved in the following manner:

(a) A senior manager from either party shall notify the other party that a Dispute requires resolution. Such notice shall provide reasonable particulars as to the nature of the Dispute.

(b) A senior manager from each party shall meet within fourteen (14) days after the Dispute has been referred to them to resolve the issue.

(c) If the senior managers are unable to settle the Dispute within fourteen (14) days, then either party may commence arbitration as set forth below in this Article 20.

(d)

If the parties have been unable to resolve a Dispute pursuant to the procedures set forth above, then either party, in its sale discretion, may invoke binding arbitration under the Rules of Arbitration of the International Chamber of Commerce, and any arbitration conducted thereunder shall occur in London, England. If the aggregate amount of the Dispute(s) is less than $1,000,000, then the parties shall mutually agree on one (1) arbitrator. If the parties cannot agree on one (1) arbitrator or if the aggregate amount of the Dispute(s) is equal to or greater than $1,000,000, then there shall be three (3) arbitrators, with each party selecting one; the third arbitrator, who shall be the chairman of the panel, shall be selected by the two (2) party-appointed arbitrators. The decision of the arbitrators shall be final and binding. Each party shall bear its costs in such Dispute resolution, including without limitation, reasonable attorneys' fees.

21.0	MISCELLANEOUS PROVISIONS

	21.1	Governing Law

This Contract shall be subject to the laws of England and Wales, excluding their choice of law rules.

	21.2	Amendment and Waiver

The terms of this Contract may only be varied in writing, signed by the parties. Failure by a party to insist upon compliance with any provision of this Contract shall not be deemed a waiver of such provision.

	21.3	Further Assurances

Each party shall sign, execute and do all things as may be reasonably necessary to effectively carry out and give effect to the terms and intentions of this Contract.

	21.4	Assignment

Neither party shall assign this Contract in whole or in part or any benefit, monies, or interest under this Contract without the prior written approval of the other party.

	21.5	Entire Agreement

This Contract constitutes the entire agreement between the parties with respect to the subject matter of this Contract and contains all of the representations, warranties, covenants and agreements of the Parties in relation to the subject matter of this Contract as at the date of this Contract.

Lycopodium Minerals Ply Ltd

	21.6	Survival of Obligations

The obligations contained in clauses 9.0, 10.0 and 13.0 shall survive the completion, expiration, or termination of this Contract.

	21.7	Independent Contractor Status

The Engineer is and shail at ail times be an independent contractor in the performance of the Services. Neither the Engineer nor any of its employees, agents, contractors or subcontractors shall be in any way (deemed or otherwise considered), at any time, an employee of the Principal or of any company related or affiliated with the Principal. The Engineer acknowledges that it shall be liable and solely responsible for, and shall pay, ail wages, salaries, withholdings, taxes and assessments applicable to the Engineer or to its employees, including income tax, payroll taxes, workers' compensation insurance and unemployment insurance, automobile insurance, personal injury or life insurance, national insurance contributions and other similar obligations imposed by any jurisdiction and required to be paid in connection with the Services and the payments that the Engineer receives under this Agreement, and the Engineer shall save harmless, defend and indemnify the Principal from any and all damages, causes of action, actions, debts, claims, demands, losses, expenses (including reasonable attorney's fees), liabilities or obligations which may result from any breach by the Engineer of this Section of this Agreement.

	21.8	Severance

If any part of this Contract is or becomes void or unenforceable that part is, or will be, severed from this Contract so that all parts that are not, or do not become, void or unenforceable remain in full force and effect and are unaffected by that severance.

22.0	KEY PERSONS

The Engineer agrees to maintain the following Key Persons listed below for the purpose of performing the Services. Except as set forth below, Engineer's Key Persons shall not be removed from the project without written consent of Principal. In the event any Key Persons become unavailable to perform their respective Services as specified in the approved man-hour budget, the Engineer shail be liable to pay liquidated damages to the Principal at the sums set out below up to the maximum amount. The Engineer shall not be liable in the event such Key Persons are unavailable due to illness, death or injury, resignation, removal by the Principal, annual leave, rest and recreation leave, statutory leave or compassionate leave, or where the Principal suspends the Services under Clause 14.0 for a duration greater than 3 months. The aggregate liability for non availability of Key Persons shall not exceed 10% of the aggregate of the amounts payable under this Contract as set out in Clause 13.2(b).

Key Persons Liability
Robert Osmetti 5% of the Fees for the Withdrawal Period
Brett Crossley 2.5% of the Fees for the Withdrawal Period
David O'Brien 2.5% of the Fees for the Withdrawal Period

For the purpose of this provision the 'Fees for the Withdrawal Period" means the fees payable to the Engineer under this Contract for the period commencing from the date that the services of the Key Person were required but not provided and ending on the earlier of the date that the Key Person is reinstated or the date that the services of the Key Person are essentially completed (although applicable extensions of time for which the Engineer is entitled shall be deducted from such completion date).

Lycopodium Minerals Ply Ltd

The Principal has the right, in its discretion, to request the Engineer 10 remove any of its personnel providing services with respect to the Project.

EXECUTED on the date set out at the commencement of this Contract.

Signed for and on behalf of GEOVIC CAMEROON, P.L.C.
by its duly authorised representative:

By: /s/ Richard Howe SIGNATURE Richard Howe NAME Managing Director POSITION

Signed for and on behalf of LYCOPODIUM MINERALS PTY LTD by its duly authorised representative:

/s/ R. Osmetti SIGNATURE /s/ PP PETER DE LEO MANAGING DIRECTOR

Lycopodium Minerals Ply Ltd